EXHIBIT 3.1

COMPOSITE COPY

(INCLUDING AMENDMENTS)

AS OF MARCH 23, 2006

AMENDED

CERTIFICATE OF FORMATION

OF

PLAINFIELD DIRECT LLC

FIRST: The name of the limited liability company formed hereby is PLAINFIELD DIRECT LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD: The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company.

FOURTH: These Amended and Restated Articles of Formation supersede the existing Certificate of Formation of the LLC.